State of Indiana
                                    Indiana Utility Regulatory Commission
                                    302 W. Washington Street
                                    Room E306
                                    Indianapolis, Indiana   46204
                                    August 17, 2000


Mr. Jonathan G. Katz, Secretary
Securities & Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re:      Vectren Corporation, File Number 70-9703

Dear Mr. Katz:

     The Indiana Utility Regulatory Commission (IURC) received an inquiry regarding our ability to continue to monitor possible cross-subsidization issues between Vectren Corporation's (VECTREN) subsidiaries Indiana Gas Company, Inc. (Indiana Gas) and Vectren Energy Delivery Company of Ohio, Inc. (VEDO) as a result of the acquisition of the Dayton Power & Light Company's (DPL) gas distribution assets by Indiana Gas and VEDO. The IURC believes, based on Indiana Code 8-1-2-49, that Vectren, Indiana Gas and VEDO are "affiliated interests" as contemplated by the statutes and, as such, Indiana Gas must file any contract between it and Vectren, and/or VEDO. Specifically, Indiana Code 8-1-2-49 provides, in part, that:

          (I)f it be found that any such contract is not in the public interest, the Commission after investigation and hearing is -- authorized to disapprove such contract.

     Based on this statutory authority, and other related statutes, the Commission believes that it has the jurisdiction to monitor the activities of Indiana Gas to ensure that cross-subsidization between Indiana Gas and VEDO or any other affiliate does not occur.

     The foregoing opinion is given with the understanding that Vectren's Indiana and Ohio utility businesses will be separately operated and that Indiana Gas and VEDO will not be merged into a single company. The Commission reserves

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the right to alter this  opinion in the event  that there are  material  changes between Vectren and its affiliates or this Commission's statutory authority.

     Finally, the Commission advises that Indiana Gas has operated in Indiana as a gas utility continuously since 1945 and under our regulatory purview.

                                   Sincerely,

                                   William D. McCarty

                                   Chairman

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